EXHIBIT 99.1

Two River Bancorp Reports 2015 Second Quarter and First Half Financial Results; Highlighted by Record Loan Growth

TINTON FALLS, N.J., July 22, 2015 (GLOBE NEWSWIRE) -- Two River Bancorp (Nasdaq:TRCB), (the "Company"), the parent company of Two River Community Bank ("Two River"), today reported financial results for the second quarter and first half of 2015.

Quarterly Operating and Financial Highlights

  Second quarter 2015 net income available to common shareholders increased 4.0% to $1.45 million, or $0.18 per diluted common share, from $1.39 million in the corresponding prior year's quarter.

  Mortgage banking income increased 204.3% to $143,000 as compared to the corresponding prior year's quarter.

  Total assets at June 30, 2015 were $844.4 million, compared with $781.2 million at December 31, 2014.

  Total loans as of June 30, 2015 increased $33.9 million, or 5.3% (21% annualized), to $674.1 million from March 31, 2015. This represented the largest quarterly organic loan increase in the Company's history, driven by strong growth in commercial real estate and residential sectors during the period.

  Total deposits as of June 30, 2015 were $686.4 million, an increase of 6.8%, compared with $642.4 million as of December 31, 2014. Core checking deposits at June 30, 2015 increased $23.3 million, or 9.1%, to $279.3 million from year-end.

  Return on average assets (ROAA) was 0.71% for the second quarter of 2015, compared to 0.74% in the previous quarter and 0.74% from the second quarter of 2014.

  Return on average equity was 6.15% for the three months ended June 30, 2015, compared to 6.20% in the previous quarter and 5.90% for the second quarter of 2014.

  Net interest margin for the second quarter of 2015 was 3.65%, compared to 3.77% for the previous quarter and 3.78% in the second quarter of 2014, largely due to a higher cash position resulting from an increase in average core deposits during the second quarter of 2015.

  Non-performing assets to total assets decreased to 0.75% from 1.00% at December 31, 2014, largely due to the positive reclassification of a $1.7 million loan back to accrual status during the first quarter. As a result of this reclassification, the Company expects to recognize approximately $160,000 in recovered interest income during 2015, of which $93,000 was recognized in the first half of 2015.

  Tangible book value per share was $9.09 at June 30, 2015, compared to $8.79 at December 31, 2014 and $8.45 at June 30, 2014.

Management Commentary – 2015 Second Quarter Review

Mr. William D. Moss, President and CEO, stated, "Our second quarter financial results were highlighted by a record increase in loan generation, which we believe will drive incremental earnings growth in the coming quarters and was not fully reflected in the bottom line during this period. We have seen increasing demand in our core commercial real estate market, and generally are underwriting these loans without compromising on rate or credit quality. Our strong loan pipeline is largely driven by relationships at the local level and our service execution has allowed us to outperform larger institutions. During the period, we invested in infrastructure by hiring additional revenue-producing staff to support our growth in the coming quarters. We are also benefitting from a renewed proactive approach to residential mortgage lending during the year, as our group achieved a 204.3% increase in mortgage banking revenue for the quarter.  However, this growth was somewhat tempered due to a higher than expected ratio of our portfolio of adjustable-rate loans to saleable loans. Our goal for the residential lending area is to continue to increase the percentage of saleable loans, and we have seen considerable progress in this regard since expanding our mortgage team last year. The second quarter had favorable comparables due to a one-time gain on the sale of a branch property in Union County and a lower provision for loan losses as a result of improvements in our asset quality."

Mr. Moss added, "We are continuing to execute on our long-term strategy of cost-effectively expanding our core operations into regions where we can leverage our brand recognition and service. We recently consolidated two branches in Westfield into one. We also opened a new branch in the downtown region of Freehold, New Jersey, which is near the main government buildings in Monmouth County. This location has provided a stable and steady base of loan production. We are continuously evaluating existing branches and loan production offices (LPOs) to ensure that we are maximizing the efficiency of each location in our network, while supporting the overall growth of the Two River brand."

Dividend Information

On July 15, 2015, the Company's Board of Directors approved a 17% increase in its cash dividend, raising the quarterly amount to $0.035 per share of the Company's common stock for an annualized amount of $0.14 per share. This increase compares to the second quarter dividend of $0.03 per share, an annualized amount of $0.12 per share. The third quarter dividend will be paid on August 28, 2015 to common shareholders of record at the close of business on August 7, 2015. The timing and amounts of future dividends are subject to determination and approval by the Company's Board of Directors.

Key Quarterly Performance Metrics

	2nd Qtr. 2015	1st Qtr. 2015	4th Qtr. 2014	3rd Qtr. 2014	2nd Qtr. 2014	6 Mo. Ended 6/30/15	6 Mo. Ended 6/30/14

Net Income (000's)	$1,461	$1,443	$1,459	$1,688	$1,420	$2,904	$2,870
Income Available to Common Shareholders (000's)	$1,446	$1,428	$1,432	$1,658	$1,390	$2,874	$2,810
Earnings per Common Share – Diluted	$0.18	$0.18	$0.18	$0.20	$0.17	$0.35	$0.35
Return on Average Assets	0.71%	0.74%	0.74%	0.87%	0.74%	0.72%	0.76%
Return on Average Tangible Assets (1)	0.73%	0.76%	0.76%	0.89%	0.76%	0.74%	0.78%
Return on Average Equity	6.15%	6.20%	5.91%	6.85%	5.90%	6.17%	6.03%
Return on Average Tangible Equity (1)	7.59%	7.67%	7.26%	8.42%	7.28%	7.63%	7.44%
Net Interest Margin	3.65%	3.77%	3.75%	3.80%	3.78%	3.71%	3.80%
Non-Performing Assets to Total Assets	0.75%	0.75%	1.00%	1.03%	1.06%	0.75%	1.06%
Allowance as a % of Loans	1.23%	1.26%	1.29%	1.35%	1.27%	1.23%	1.27%
(1) Non-GAAP Financial Information. See "Reconciliation of Non-GAAP Financial Measures" at end of release.

Loan Composition

The components of the Company's loan portfolio at June 30, 2015 and December 31, 2014 are as follows:

	(In Thousands)
	June 30, 2015	December 31, 2014
Commercial and industrial	$ 98,257	$ 96,514
Real estate – construction	93,149	89,145
Real estate – commercial	416,117	383,777
Real estate – residential	41,292	30,808
Consumer	25,860	28,095
	674,675	628,339
Allowance for loan losses	(8,295)	(8,069)
Unearned fees	(625)	(725)
Net Loans	$ 665,755	$ 619,545

2015 Second Quarter and First Half Financial Review

Net Income

Net income available to common shareholders for the three months ended June 30, 2015 was $1.45 million, or $0.18 per diluted common share, as compared to $1.39 million, or $0.17 per diluted common share, for the corresponding prior-year period, an increase of 4.0%. On a linked quarter basis, second quarter 2015 net income available to common shareholders increased 1.3% from the 2015 first quarter.

Net income available to common shareholders for the six months ended June 30, 2015 increased 2.3% to $2.87 million, or $0.35 per diluted share, compared to $2.81 million, or $0.35 per diluted share, in the same prior-year period.

Net Interest Income

Net interest income for the quarter ended June 30, 2015 was $6.94 million, an increase of 3.7% compared to $6.69 million in the corresponding prior-year period. This increase was largely due to a $52.9 million, or 7.5%, increase in average interest earning assets, primarily due to growth in the Company's loan portfolio. On a linked quarter basis, net interest income increased $164,000, or 2.5%, from $6.77 million. Much of the loan growth during the second quarter occurred in the latter part of the period, which the Company believes will provide incremental increased earnings in the coming quarters.

For the first half of 2015, net interest income increased 3.0% to $13.7 million from $13.3 million in the prior six-month period.

Net Interest Margin

The Company reported a net interest margin of 3.65% for the quarter ended June 30, 2015, compared to a 3.77% net interest margin reported in the first quarter of 2015 and 3.78% reported for the same three month period in 2014. The decline was primarily the result of a higher average cash position resulting from an increase in average deposits coupled with the maturity, prepayment and contractual re-pricing of loans and investment securities during this extended period of lower interest rates.

Net interest margin for the first half of 2015 was 3.71%, compared to 3.80% in the prior year period.

Non-Interest Income

Non-interest income for the quarter ended June 30, 2015 totaled $941,000, an increase of $228,000, or 32.0%, compared to the same period in 2014. Non-interest income for the period included a $96,000, or 204.3%, increase in residential mortgage banking revenue due to higher origination volume and a $207,000 gain on the sale of a branch property. These increases were partially offset by lower service fees on deposit accounts and a $69,000 decrease in other loan fees due to lower loan prepayment fees. On a linked quarter basis, non-interest income increased $165,000, or 21.3%, from $776,000 in the first quarter of 2015.

For the six months ended June 30, 2015, non-interest income increased $233,000, or 15.7%, to $1.72 million from the same period in 2014.

Non-Interest Expense

Non-interest expense for the quarter ended June 30, 2015 totaled $5.38 million, an increase of $473,000, or 9.6%, compared to the same period in 2014, largely due to increased staff to support growth, along with higher salaries and benefits resulting from both annual merit increases and commissions paid for higher residential mortgage banking volume generated during the quarter. On a linked quarter basis, non-interest expense increased $216,000, largely as a result of the annual merit increases and commissions noted above, higher advertising expenses dedicated to increasing brand awareness in the Company's core markets, and the opening of the Freehold branch.

For the six months ended June 30, 2015, non-interest expense increased $842,000 to $10.5 million compared to the prior year period.

Provision / Allowance for Loan Losses

During the second quarter of 2015, a provision for loan losses of $190,000 was required, compared to a provision for loan losses of $238,000 in the same prior-year period. For the first half of 2015, a provision of $280,000 was expensed, compared to $521,000 for the same prior-year period. The Company had $54,000 of net loan charge-offs during the first half of 2015, compared to $589,000 in the same prior-year period.

As of June 30, 2015, the Company's allowance for loan losses was $8.3 million as compared to $8.1 million as of December 31, 2014. The loss allowance as a percentage of total loans was 1.23% at June 30, 2015 as compared to 1.29% at December 31, 2014 and 1.27% at June 30, 2014.

Financial Condition / Balance Sheet

At June 30, 2015, the Company maintained capital ratios that were in excess of regulatory standards for well-capitalized institutions. The Company's Tier 1 capital to average assets ratio was 9.72%, its common equity Tier 1 to risk-weighted assets ratio was 9.91%, its Tier 1 capital to risk-weighted assets ratio was 10.73% and its total capital to risk-weighted assets ratio was 11.87%.

Total assets as of June 30, 2015 were $844.4 million, an increase of 8.1%, compared to $781.2 million as of December 31, 2014.

Total loans as of June 30, 2015 were $674.1 million, an increase of 7.4%, compared to $627.6 million reported at December 31, 2014.

Total deposits as of June 30, 2015 were $686.4 million, an increase of 6.8%, compared with $642.4 million as of December 31, 2014. Core checking deposits at June 30, 2015 increased $23.3 million, or 9.1%, to $279.3 million from year-end, primarily due to a new municipal deposit relationship coupled with seasonality, while savings, money market and time deposits increased $20.7 million, or 5.4%. The Company has continued to focus on building non-interest bearing deposits, as this lowers the institution's cost of funds. Additionally, its savings accounts and other interest-bearing deposit products provide efficient and cost-effective funding sources for loan originations.

Asset Quality

The Company's non-performing assets at June 30, 2015 decreased to $6.3 million as compared to $7.8 million at December 31, 2014 and $8.2 million at June 30, 2014. Non-performing assets to total assets at June 30, 2015 improved to 0.75%, compared to 1.00% at December 31, 2014 and 1.06% at June 30, 2014.

The improvement from year-end was largely due to the aforementioned reclassification of a $1.7 million commercial mortgage loan back to accrual status. As a result of this reclassification, the Company recognized approximately $93,000 in recovered interest income during the first half of 2015, and expects to recognize another $67,000 in the second half of 2015.

Non-accrual loans decreased to $4.9 million at June 30, 2015, compared to $6.2 million at December 31, 2014, and $6.7 million at June 30, 2014. OREO and repossessed assets were $1.4 million at June 30, 2015, a decrease compared to $1.6 million at December 31, 2014 and $1.5 million at June 30, 2014.

Troubled debt restructured loan balances amounted to $19.5 million at June 30, 2015, of which all but $2.3 million were performing. This compares to $20.6 million at December 31, 2014 and $25.8 million at June 30, 2014.

About the Company

Two River Bancorp is the holding company for Two River Community Bank, which is headquartered in Tinton Falls, New Jersey. Two River Community Bank operates 15 branches and two Loan Production Offices throughout Monmouth, Middlesex, Union, and Ocean Counties, New Jersey. More information about Two River Community Bank and Two River Bancorp is available at www.tworiverbank.com.

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management's confidence and strategies and management's current views and expectations about new and existing programs and products, relationships, opportunities, technology and market conditions. These statements may be identified by such forward-looking terminology as "continues," "expect," "look," "believe," "anticipate," "may," "will," "should," "projects," "strategy" or similar statements. Actual results may differ materially from such forward-looking statements, and no reliance should be placed on any forward-looking statement. Factors that may cause results to differ materially from such forward-looking statements include, but are not limited to, unanticipated changes in the financial markets and the direction of interest rates; volatility in earnings due to certain financial assets and liabilities held at fair value; competition levels; changes in loan and investment prepayment assumptions; insufficient allowance for credit losses; a higher level of loan charge-offs and delinquencies than anticipated; material adverse changes in our operations or earnings; a decline in the economy in our market areas; changes in relationships with major customers; changes in effective income tax rates; higher or lower cash flow levels than anticipated; inability to hire or retain qualified employees; a decline in the levels of deposits or loss of alternate funding sources; a decrease in loan origination volume or an inability to close loans currently in the pipeline; changes in laws and regulations; adoption, interpretation and implementation of accounting pronouncements; operational risks, including the risk of fraud by employees, customers or outsiders; and the inability to successfully implement or expand new lines of business or new products and services. For a list of other factors which would affect our results, see the Company's filings with the Securities and Exchange Commission, including those risk factors identified in the "Risk Factor" section and elsewhere in our Annual Report on Form 10-K for the year ended December 31, 2014. The statements in this press release are made as of the date of this press release, even if subsequently made available by the Company on its website or otherwise. The Company assumes no obligation for updating any such forward-looking statements at any time, except as required by law.

TWO RIVER BANCORP
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)
For the Three and Six Months Ended June 30, 2015 and 2014
(in thousands, except per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2015	2014	2015	2014
INTEREST INCOME:
Loans, including fees	$ 7,540	$ 7,182	$ 14,886	$ 14,279
Securities:
Taxable	212	243	429	499
Tax-exempt	126	104	224	217
Interest bearing deposits	25	23	40	37
Total Interest Income	7,903	7,552	15,579	15,032
INTEREST EXPENSE:
Deposits	791	728	1,526	1,463
Securities sold under agreements to repurchase	16	15	32	30
Borrowings	160	123	313	244
Total Interest Expense	967	866	1,871	1,737
Net Interest Income	6,936	6,686	13,708	13,295
PROVISION FOR LOAN LOSSES	190	238	280	521
Net Interest Income after Provision for Loan Losses	6,746	6,448	13,428	12,774
NON-INTEREST INCOME:
Service fees on deposit accounts	143	178	291	360
Mortgage banking	143	47	286	106
Other loan fees	39	108	80	241
Earnings from investment in bank-owned life insurance	112	116	223	231
Gain on sale of SBA loans	101	118	277	278
Net realized gain on sale of securities	13	--	28	--
Other income	390	146	532	268
Total Non-Interest Income	941	713	1,717	1,484
NON-INTEREST EXPENSES:
Salaries and employee benefits	3,102	2,877	6,120	5,739
Occupancy and equipment	999	838	1,976	1,726
Professional	232	167	446	381
Insurance	81	74	175	154
FDIC insurance and assessments	114	138	205	260
Advertising	145	88	245	166
Data processing	124	93	242	188
Outside services fees	122	110	245	229
Amortization of identifiable intangibles	9	20	28	48
OREO and repossessed asset expenses, impairment and sales, net	(22)	74	(24)	(65)
Loan workout expenses	127	70	213	158
Other operating	344	355	667	712
Total Non-Interest Expenses	5,377	4,904	10,538	9,696
Income before Income Taxes	2,310	2,257	4,607	4,562
INCOME TAX EXPENSE	849	837	1,703	1,692
Net Income	1,461	1,420	2,904	2,870
Preferred stock dividend	(15)	(30)	(30)	(60)
Net Income Available to Common Shareholders	$ 1,446	$ 1,390	$ 2,874	$ 2,810
EARNINGS PER COMMON SHARE:
Basic	$ 0.18	$ 0.18	$ 0.36	$ 0.35
Diluted	$ 0.18	$ 0.17	$ 0.35	$ 0.35
Weighted average common shares outstanding:
Basic	7,930	7,922	7,937	7,945
Diluted	8,142	8,105	8,143	8,122

TWO RIVER BANCORP
CONSOLIDATED BALANCE SHEETS (Unaudited)
(in thousands, except share data)

	June 30, 2015	December 31, 2014
ASSETS
Cash and due from banks	$ 20,742	$ 18,349
Interest-bearing deposits in bank	28,630	17,761
Cash and cash equivalents	49,372	36,110

Securities available-for-sale	37,948	45,431
Securities held-to-maturity	36,387	25,280
Restricted investments, at cost	3,622	3,029
Loans held for sale	1,846	1,589
Loans	674,050	627,614
Allowance for loan losses	(8,295)	(8,069)
Net loans	665,755	619,545

OREO and repossessed assets	1,411	1,603
Bank-owned life insurance	17,072	16,849
Premises and equipment, net	5,350	5,696
Accrued interest receivable	1,678	1,636
Goodwill	18,109	18,109
Other intangible assets	29	57
Other assets	5,785	6,262

TOTAL ASSETS	$ 844,364	$ 781,196

LIABILITIES
Deposits:
Non-interest bearing	$ 142,181	$ 140,459
Interest bearing	544,214	501,931
Total Deposits	686,395	642,390

Securities sold under agreements to repurchase	27,916	23,290
Accrued interest payable	86	46
Long-term debt	28,000	16,000
Other liabilities	5,712	5,538

Total Liabilities	748,109	687,264

SHAREHOLDERS' EQUITY
Preferred stock, no par value; 6,500,000 shares authorized;
Preferred stock, Series B, none issued or outstanding	--	--
Preferred stock, Series C, $1,000 liquidation preference per share; 12,000 shares authorized; 6,000 issued and outstanding at June 30, 2015, and December 31, 2014, respectively	6,000	6,000
Common stock, no par value; 25,000,000 shares authorized;
Issued – 8,191,216 and 8,167,296 at June 30, 2015 and December 31, 2014, respectively
Outstanding – 7,935,016 and 7,939,684 at June 30, 2015 and December 31, 2014, respectively	72,729	72,527
Retained earnings	19,899	17,501
Treasury stock, at cost; 256,200 shares and 227,612 shares at June 30, 2015 and December 31, 2014, respectively	(1,995)	(1,751)
Accumulated other comprehensive loss	(378)	(345)
Total Shareholders' Equity	96,255	93,932

TOTAL LIABILITIES and SHAREHOLDERS' EQUITY	$ 844,364	$ 781,196

TWO RIVER BANCORP
Selected Consolidated Financial Data (Unaudited)

Selected Consolidated Earnings Data
(In thousands, except per share data)
	Three Months Ended			Six Months Ended
Selected Consolidated Earnings Data:	June 30, 2015	March 31, 2015	June 30, 2014	June 30, 2015	June 30, 2014
Total Interest Income	$ 7,903	$ 7,676	$ 7,552	$ 15,579	$ 15,032
Total Interest Expense	967	904	866	1,871	1,737
Net Interest Income	6,936	6,772	6,686	13,708	13,295
Provision for Loan Losses	190	90	238	280	521
Net Interest Income after Provision for Loan Losses	6,746	6,682	6,448	13,428	12,774
Other Non-Interest Income	941	776	713	1,717	1,484
Other Non-Interest Expenses	5,377	5,161	4,904	10,538	9,696
Income before Income Taxes	2,310	2,297	2,257	4,607	4,562
Income Tax Expense	849	854	837	1,703	1,692
Net Income	1,461	1,443	1,420	2,904	2,870
Preferred Stock Dividends	(15)	(15)	(30)	(30)	(60)
Net Income Available to Common Shareholders	$ 1,446	$ 1,428	$ 1,390	$ 2,874	$ 2,810

Per Common Share Data:
Basic Earnings	$ 0.18	$ 0.18	$ 0.18	$ 0.36	$ 0.35
Diluted Earnings	$ 0.18	$ 0.18	$ 0.17	$ 0.35	$ 0.35
Book Value	$ 11.37	$ 11.25	$ 10.75	$ 11.37	$ 10.75
Tangible Book Value (1)	$ 9.09	$ 8.96	$ 8.45	$ 9.09	$ 8.45
Average Common Shares Outstanding (in thousands):
Basic	7,930	7,937	7,922	7,937	7,945
Diluted	8,142	8,137	8,105	8,143	8,122

(1) Non-GAAP Financial Information. See "Reconciliation of Non-GAAP Financial Measures" at end of release.

Selected Period End Balances
(In thousands)

	June 30, 2015	Dec. 31, 2014	June 30, 2014
Total Assets	$ 844,364	$ 781,196	$ 765,679
Investment Securities and Restricted Stock	77,957	73,740	73,367
Total Loans	674,050	627,614	612,386
Allowance for Loan Losses	(8,295)	(8,069)	(7,804)
Goodwill and Other Intangible Assets	18,138	18,166	18,205
Total Deposits	686,395	642,390	626,646
Repurchase Agreements	27,916	23,290	19,161
Long-Term Debt	28,000	16,000	17,500
Shareholders' Equity	96,255	93,932	97,257

Asset Quality Data (by Quarter)
(Dollars in thousands)

	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept. 30, 2014	June 30, 2014
Nonaccrual loans	$ 4,930	$ 4,450	$ 6,237	$ 6,919	$ 6,670
Loans past due over 90 days and still accruing	--	--	--	--	--
OREO	1,411	1,603	1,603	1,069	1,484
Total Non-Performing Assets	6,341	6,053	7,840	7,988	8,154

Troubled Debt Restructured Loans:
Performing	17,239	15,383	16,284	17,258	20,760
Non-Performing	2,287	2,314	4,269	5,122	5,027

Non-Performing Loans to Total Loans	0.73%	0.70%	0.99%	1.12%	1.09%
Non-Performing Assets to Total Assets	0.75%	0.75%	1.00%	1.03%	1.06%
Allowance as a % of Loans	1.23%	1.26%	1.29%	1.35%	1.27%

Capital Ratios

	June 30, 2015				December 31, 2014
	CET 1 Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Average Assets Ratio	Tier 1 Capital to Risk Weighted Assets Ratio	Total Capital to Risk Weighted Assets Ratio
Two River Bancorp	9.91%	10.73%	11.87%	9.72%	9.95%	11.36%	12.57%
Two River Community Bank	10.67%	10.67%	11.80%	9.66%	9.90%	11.31%	12.51%
"Well capitalized" institution (under prompt correction action regulations)*	6.50%	8.00%	10.00%	5.00%	5.00%	6.00%	10.00%

*Applies to Bank only

Reconciliation of Non-GAAP Financial Measures

The press release contains certain financial information determined by methods other than in accordance with generally accepted accounting policies in the United States (GAAP). These non-GAAP financial measures are "book value per common share," "tangible book value per common share," "return on average tangible assets," and "return on average tangible equity." This non-GAAP disclosure has limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of the Company's results as reported under GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies. Our management uses these non-GAAP measures in its analysis of our performance because it believes these measures are material and will be used as a measure of our performance by investors.

(In thousands, except per share data)

	As of and for the Three Months Ended					As of and for the Six Months Ended
	June 30, 2015	March 31, 2015	Dec. 31, 2014	Sept 30, 2014	June 30, 2014	June 30, 2015	June 30, 2014
Total shareholders' equity	$ 96,255	$ 95,179	$ 93,932	$ 98,637	$ 97,257	$ 96,255	$ 97,257
Less: preferred stock	(6,000)	(6,000)	(6,000)	(12,000)	(12,000)	(6,000)	(12,000)
Common shareholders' equity	$ 90,255	$ 89,179	$ 87,932	$ 86,637	$ 85,257	$ 90,255	$ 85,257
Less: goodwill and other tangibles	(18,138)	(18,147)	(18,166)	(18,185)	(18,205)	(18,138)	(18,205)
Tangible common shareholders' equity	$ 72,117	$ 71,032	$ 69,766	$ 68,542	$ 67,052	$ 72,117	$ 67,052

Common shares outstanding	7,935	7,925	7,940	7,932	7,931	7,935	7,931
Book value per common share	$ 11.37	$ 11.25	$ 11.07	$ 10.92	$ 10.75	$ 11.37	$ 10.75

Book value per common share	$ 11.37	$ 11.25	$ 11.07	$ 10.92	$ 10.75	$ 11.37	$ 10.75
Effect of intangible assets	(2.28)	(2.29)	(2.28)	(2.29)	(2.30)	(2.28)	(2.30)
Tangible book value per common share	$ 9.09	$ 8.96	$ 8.79	$ 8.63	$ 8.45	$ 9.09	$ 8.45

Return on average assets	0.71%	0.74%	0.74%	0.87%	0.74%	0.72%	0.76%
Effect of intangible assets	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%	0.02%
Return on average tangible assets	0.73%	0.76%	0.76%	0.89%	0.76%	0.74%	0.78%

Return on average equity	6.15%	6.20%	5.91%	6.85%	5.90%	6.17%	6.03%
Effect of average intangible assets	1.44%	1.47%	1.35%	1.57%	1.38%	1.46%	1.41%
Return on average tangible equity	7.59%	7.67%	7.26%	8.42%	7.28%	7.63%	7.44%
CONTACT: Investor Contact:
         Adam Prior, Senior Vice President
         The Equity Group Inc.
         Phone: (212) 836-9606
         E-mail: aprior@equityny.com

         Media Contact:
         Adam Cadmus, Marketing Director
         Phone: (732) 982-2167
         Email: acadmus@tworiverbank.com